Exhibit 99.2

Contact:

Robert W. Lafferty

Senior VP – Finance, CFO and Treasurer

(937) 865-5407

HUFFY CORPORATION RECEIVES COURT APPROVAL OF DIP FINANCING

MIAMISBURG, OHIO, OCTOBER 21, 2004 – HUFFY CORPORATION (OTC-HUFC) today announced that it has received interim approval for certain of the Company’s first day motions, including arrangements for up to $50 million in debtor-in-possession financing from Congress Financial Corporation to fund post-petition operating expenses, supplier and employee obligations following the hearing held by the United States Bankruptcy Court for the Southern District of Ohio.  Final approval of the motions will follow a hearing scheduled for November 18, 2004.

The Company also indicated that the Court’s interim approval of these first day motions means operations will continue as usual, permitting current employee medical, dental, life insurance and other employee benefits to continue, and allowing payments to be made to vendors, suppliers and other business partners under normal terms for post–petition goods and services.

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Huffy Corporation (OTC-HUFC) is a diversified sporting goods company, marketing bicycles and wheeled products under the Huffy®, Royce Union®, and  Micro® brands; golf equipment under the Tommy Armour®, Ram®, Teardrop® and Zebra® brands, and a variety of products as a licensee under trademarks from Disney®.

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The discussion in this press release contains forward-looking statements and is qualified by the cautionary statements contained in the Huffy Corporations report on Form 10-K, dated March 5, 2004.